Exhibit 10.2

DESCRIPTION OF COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fees Earned or Paid in Cash
Cash payments to non-employee directors beginning January 1, 2016 are made as follows:

•	Annual retainer: $60,000

•	Chairman of the Board: $50,000 annually (in addition to the annual retainer)

•	Annual committee chairman fees:

◦	$10,000 for Nominating and Governance Committee

◦	$14,000 for Compensation Committee

◦	$24,000 for Audit Committee

•	Committee service fees:

◦	$4,000 for Nominating and Governance Committee

◦	$5,000 for Compensation Committee

◦	$10,000 for Audit Committee

•	Ad-hoc committee meeting fees: If an ad-hoc committee of the Board meets more than once, $1,000 per meeting attended, whether attended in-person or by phone.
All amounts are paid quarterly. There is no pro-rating for service for less than a full quarter; service on any committee for part of a quarter is treated the same as an entire quarter. All directors were reimbursed in 2015 for reasonable expenses incurred in connection with attending meetings.
Equity Compensation
On the date a person first becomes a non-employee director, such director will be granted RSUs equal to that number of shares of FEI’s common stock determined by dividing the Initial Grant Amount (as defined below) by the simple average closing price of FEI’s common stock during the full fiscal quarter preceding the quarter in which the grant is made (the “Average Stock Price”). The “Initial Grant Amount” means, with respect to a particular director, (1) $140,000, if the non-employee director first becomes such on the date of an annual meeting of shareholders, or (2) a pro-rated amount less than $140,000, determined as described in the following sentence, if the non-employee director first becomes such on a date other than the date of an annual meeting of shareholders. The pro-rated amount will be calculated as $140,000, multiplied by a fraction, the numerator of which is the number of days remaining until the next April 30, and the denominator of which is the number of days between and including the date of the immediately preceding annual meeting of shareholders and the next April 30. These RSUs will fully vest on April 30 of the year following the grant date.
In each year subsequent to the year in which a non-employee director became a director, such continuing director will be automatically granted RSUs equal to that number of shares of our common stock determined by dividing $140,000 by the Average Stock Price. These RSUs will fully vest on April 30 of the year following the grant date.